Exhibit 4.21

[Note: Translation from the original agreement written in Chinese]

Execution Copy

Share and Debt Transfer Agreement

This Share and Debt Transfer Agreement is executed on November 10, 2014 by the following parties.

eLong, Inc. (hereinafter “Party A”)

Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand

Cayman, Cayman Islands

Zhen Xie (hereinafter “Party B”)

Address: No. 68, Court 600 Yingkou Street, Yangpu District, Shanghai

ID No.:

Guangfu Cui (hereinafter “Party C”)

Residence: No.1, XiangHongqi Street, Haidian District, Beijing

ID No.:

Ding Haochuan (hereinafter “Party D”)

Address: Dongjing Road No. 19, Xuanwu District, Beijing

ID No.:

Whereas:

1.	Party A is a company registered in Cayman Islands; Party B, Party C and Party D are citizens of the People’s Republic of China. Party B holds 12.5% equity interest in Beijing eLong Information Technology Co., Ltd. (hereinafter “Beijing Information”), Party C holds 87.5% equity interest in Beijing Information.

2.	Party A, Party B, and Party C signed a Sixth Amended and Restated Loan agreement on December 26, 2012. Under the aforesaid agreement, Party A provided Party B, and C with a loan totaling 16,000,000 RMB, of which RMB2,000, 000 was made to Party B, and RMB 14,000,000 to Party C. The loan was invested in Beijing Information.

3.	Party B wishes to assign to Party D his entire 12.5% equity interest of Beijing Information and the entire loan relationship with Party A incurred from the 2,000, 000 RMB loan. Party D agrees to the foresaid assignment.

NOW THEREFORE, Party A, Party B, Party C and Party D through friendly negotiations hereby agree to and abide by this agreement (hereinafter referred to as “This agreement”) as follows:

1.	Party B agrees to assign to Party D his 12.5% equity interest in Beijing Information and the entire loan relationship with Party A incurred from the RMB2,000,000 loan from Party A. Party D agrees to the foresaid assignment.

2.	Party C agrees to waive his preemptive right, and that Party D will hold such 12.5% equity interest of Beijing Information transferred by Party B.

3.	Party A agrees that the RMB2,000,000 loaned to Party B is transferred to Party D.

4.	Party B’s rights and obligations as a shareholder of Beijing Information shall be transferred to Party D once Party B has transferred 12.5% equity interest of Beijing Information to Party D.

5.	Party D shall be assigned the entire loan relationship formed from the Sixth Amended and Restated Loan Agreement entered by Party A and Party B once Party B has transferred his entire 12.5% equity interest of Beijing Information to Party D.

6.	Party A, Party C and Party D mutually agree that the parties will execute the Seventh Amended and Restated Loan Agreement in Beijing on November 10, 2014.

7.	The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC.

8.	Dispute Resolution
8.1	Any dispute, controversy or claim arising from the agreement or relating to the agreement (including any issue relating with the existence, validity or termination of the agreement) shall be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). The Arbitration Commission shall conduct the arbitration in accordance with the effective rules of Arbitration at the time of such application. The arbitration award shall be final and binding upon both parties.
8.2	The site of arbitration shall be Beijing, PRC.
8.3	The arbitration language shall be Chinese.
8.4	The arbitral panel shall be composed of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitrator appoints, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United States citizen.
8.5	Both parties agree that the court of arbitration established according to this clause shall have the right, in appropriate cases, to provide specific performance in accordance with PRC Law (including but not being limited to Law of Agreement of the People’s Republic of China). For the avoidance of doubt, both parties further agree that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of specific performance issued by the arbitral panel.
8.6	Both parties agree to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

9.	This Agreement shall become effective upon the execution of the parties.

10.	This Agreement is the integral agreement of the transaction stipulated in this Agreement and it will replace all the oral negotiation or written opinion for this transaction heretofore.

11.	This Agreement is divisible and any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.

12.	The business, operation, financial affairs and other confidential documents concerning any party of this Agreement are confidential data. All the parties shall strictly protect and maintain the confidentiality of all such confidential data acquired from the Agreement or from the performance of the Agreement.

13.	This Agreement is in quadruplicate and each Party holds one copy. Each original has the same legal effect.

[No text hereunder]

In witness whereof the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.

Party A: eLong, Inc.

Signature:	/s/ Sami Farhad

Party B: Xie Zhen

Signature:	/s/ Xie Zhen

Party C: Guangfu Cui

Signature:	/s/ Guangfu Cui

Party D: Ding Haochuan

Signature:	/s/ Ding Haochuan